Exhibit 21.1

Pulse Evolution Corporation

Subsidiaries of the Registrant

Item	Name	State of Formation
1.	Pulse Entertainment Corporation, an 81.1% owned subsidiary of Pulse Evolution Corporation	Delaware
2.	KOPP Initiative, LLC, a wholly owned subsidiary of Pulse Entertainment Corporation	Florida